Exhibit 99.1

          U.S. Concrete Reports First Quarter 2006 Results and Announces Intent to Acquire a Texas Ready-Mixed Concrete and Aggregates Enterprise With Revenues of $171 Million for the Year Ended December 31, 2005

*	First quarter revenues increased 51% to $139.6 million
*	First quarter EBITDA increased 200% to $3.8 million
*	Raises full year revenue and EBITDA guidance

          HOUSTON, May 10 /PRNewswire-FirstCall/ -- U.S. Concrete, Inc. (Nasdaq: RMIX) today reported a net loss of $2.7 million, or $0.08 per share, for the quarter ended March 31, 2006, compared to a net loss of $6.5 million, or $0.23 per share, in the first quarter of 2005.

          U.S. Concrete typically reports a loss in the first quarter of each year because of the seasonal reduction in construction activity during the winter months which corresponds to a decline in demand for its products and services.

          FIRST QUARTER RESULTS

          Revenues in the first quarter of 2006 increased 51% to $139.6 million, compared to $92.5 million in the first quarter of 2005, reflecting higher ready-mixed concrete prices and ready-mixed concrete volumes (including the impact of two acquisitions completed in the fourth quarter of 2005) and increased concrete product sales.

          The Company’s average selling price for ready-mixed concrete during the first quarter of 2006 was 7.1% higher than the first quarter of 2005 and 3.1% higher than the fourth quarter of 2005.  Selling prices improved in all major markets, adequately covering raw material cost increases, primarily in cement and aggregates.  During the first quarter of 2006, the Company implemented price increases in all of its markets and announced additional price increases for ready-mixed concrete in most of its markets, to be effective July 1, 2006. The extent to which the Company realizes benefits from these announced price increases depends on market conditions and whether those increases exceed rising raw material and other costs.

          The Company’s ready-mixed concrete sales volume in the first quarter of 2006 was approximately 1.27 million cubic yards, up 52.1% from 0.84 million cubic yards of ready-mixed concrete sold in the first quarter of 2005.

          Commenting on the first quarter of 2006 results, Michael W. Harlan, Executive Vice President and Chief Operating Officer of U.S. Concrete, stated: “Our first quarter results were significantly better than the corresponding quarter in 2005, reflecting improved weather conditions in the first two months of the quarter, compared to the first quarter in 2005, and the benefits of the acquisitions we closed late last year.  March and April of 2006 were difficult months from a weather perspective in northern California, with 23 of 31 days in March considered rain days.  Our backlog remains solid and we expect to make up these lost volumes in the coming months assuming normal operating conditions.”

          EBITDA was $3.8 million in the first quarter of 2006, compared with EBITDA of negative $3.8 million in the first quarter of 2005.  The Company defines EBITDA as net income (loss) plus the provision (benefit) for income taxes, net interest expense, loss on early extinguishment of debt and noncash goodwill impairments, depreciation, depletion and amortization.  EBITDA is a non-GAAP financial measure.  For a reconciliation of EBITDA, free cash flow and net debt (other non-GAAP financial measures we use in this release) to the most directly comparable GAAP financial measures, please see the attached “Additional Statistics” schedule.

          The Company’s selling, general and administrative expenses were $15.4 million for the first quarter of 2006, compared to $12.5 million for the first quarter of 2005, an increase of $2.9 million.  As a percentage of revenues, selling, general and administrative expenses decreased from 13.5 percent in the first quarter of 2005 to 11.1 percent in the first quarter of 2006.  General and administrative costs in the first quarter of 2006 were higher than the first quarter of 2005, due mainly to higher cash and stock- based compensation, including additional personnel costs related to acquired businesses.

          Interest income for the first quarter of 2006 was up $.5 million to $.7 million as compared to $.2 million for the first quarter of 2005, primarily due to higher levels of cash on hand during the first quarter of 2006.  Interest expense in the first quarter of 2006 was $4.6 million, up slightly compared to the first quarter of 2005.

          The Company’s free cash flow (defined as net cash provided by operations less capital expenditures for property, plant and equipment, net of disposals) for the first quarter of 2006 was negative $3.7 million compared to negative $2.1 million in the first quarter of 2005.  First quarter 2006 free cash flow reflects approximately $0.3 million higher net capital expenditures than in the first quarter of 2005.

          The Company’s net debt at March 31, 2006 was approximately $91.7 million, down approximately $86.2 million from December 31, 2005, primarily reflecting the impact of the Company’s follow-on common stock offering completed in February 2006.  Net debt at March 31, 2006 was comprised of total debt, including capital lease obligations, of $200.8 million, less cash and cash equivalents of $109.2 million.

          Letter of Intent

          U.S. Concrete also announced today that it has signed a letter of intent to acquire Alberta Investments, Inc., a leading producer of ready-mixed concrete in the Dallas/Fort Worth Metroplex and surrounding areas, as well as west Texas, and Alliance Haulers, Inc., an affiliate of Alberta Investments which transports cement, sand and gravel to Alberta’s operation in the Metroplex and surrounding areas and to outside customers.  Alberta Investments’ subsidiary, Redi-Mix, L.P., operates 13 ready-mixed concrete plants in the Dallas/Fort Worth Metroplex and in areas north of the Metroplex. Its subsidiary, Ingram Enterprises, L.P., operates 17 ready-mixed concrete plants and three sand and gravel plants in west Texas.  These businesses operate a combined fleet of 310 mixer trucks and produced approximately 2.4 million cubic yards of ready-mixed concrete and 1.2 million tons of aggregates in 2005.   Alliance Haulers provides cement and aggregate hauling services with a fleet of 263 hauling trucks owned by Redi-Mix and third-party haulers.  In 2005, Alberta Investments and Alliance Haulers generated consolidated revenues of $171 million.  The Company anticipates funding the acquisition purchase price using proceeds from anticipated capital raising efforts and cash on hand.  The Company expects to close the acquisition transaction near the end of the second quarter or early in the third quarter of 2006.  Completion of the transaction is subject to, among other things, completion of negotiation and execution of a definitive purchase agreement, which the Company expects to occur within the next several weeks, completion of due diligence and customary closing conditions, including approval under the Hart-Scott-Rodino Act.

          “We plan to move forward with this transaction as expeditiously as possible,” stated Eugene P. Martineau, President and Chief Executive Officer of U.S. Concrete.  “The acquisition of Alberta Investments and Alliance Haulers would shift our current geographic footprint to a more enhanced presence in the Sunbelt area of the United States.  The acquisition would expand our existing ready-mixed concrete operation in the Dallas/Fort Worth Metroplex, one of the top markets in the U.S., and in the area north of the Metroplex, and would represent our entry into the west Texas market, including aggregates.  We believe this acquisition fits our vision and strategy.”

          OUTLOOK

          The statements in the following paragraph are based on current expectations.  These statements are forward-looking, and actual results may differ materially.  These statements do not include the potential effects of any acquisitions or divestitures that may be completed after the date of this press release, including the acquisition contemplated by the above-referenced letter of intent.

          Based on current information, the Company expects second quarter 2006 revenues in the range of $190 million to $200 million, EBITDA in the range of $19 million to $22 million and earnings per diluted share in the range of $0.18 to $0.23.  The Company used an estimate of approximately 38 million common shares outstanding in determining its expected range for earnings per share.  The Company expects full year 2006 revenues to be in the range of $725 million to $750 million and full year EBITDA to be in the range of approximately $70 million to $75 million.

          CONFERENCE CALL

          U.S. Concrete has scheduled a conference call for Wednesday, May 10, 2006, at 10:00 a.m., Eastern Time, to review its first quarter 2006 results.  To participate in the call, dial 303-205-0066 at least ten minutes before the conference call begins and ask for the U.S. Concrete conference call.  A replay of the conference call will be available through Wednesday, May 17, 2006.  To access the replay, dial 303-590-3000 and use the pass code 11060041#.

          Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing www.us-concrete.com .  To listen to the live call on the Web, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live Web cast, an archive will be available shortly after the call on the Company’s Web site at www.us-concrete.com within the “investors” section of the site.

          USE OF NON-GAAP FINANCIAL MEASURES

          This press release uses the non-GAAP financial measures “EBITDA,” “free cash flow” and “net debt.”  The Company has included EBITDA in this press release because it is widely used by investors for valuation and comparing the Company’s financial performance with the performance of other building material companies.  The Company also uses EBITDA to monitor and compare the financial performance of its operations.  EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes, and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report.  The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments.  The Company believes that net debt is useful to investors as a measure of its financial position.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.

          ABOUT U.S. CONCRETE

          U.S. Concrete provides ready-mixed concrete and related concrete products and services to the construction industry in several major markets in the United States.  The Company has 106 fixed and seven portable ready-mixed concrete plants, nine pre-cast concrete plants, three concrete block plants and three aggregates quarry.  During 2005, these facilities produced approximately 6.6 million cubic yards of ready-mixed concrete, 5.3 million eight-inch equivalent block units and 1.9 million tons of aggregates.   For more information on U.S. Concrete, visit http://www.us-concrete.com .

          CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

          This press release contains various forward-looking statements and information that are based on management’s belief, as well as assumptions made by and information currently available to management.  These forward-looking statements speak only as of the date of this press release.  The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them.  Forward-looking information includes, but is not limited to, statements regarding: expected revenues, EBITDA and earnings per diluted share for the second quarter of 2006; expected revenues and EBITDA for the full year 2006; the expectation regarding the Company’s ability to realize sales volumes represented by its backlog; the expectation to make up lost volumes of ready-mixed concrete due to inclement weather in March and April 2006 in the coming months; the expectations regarding the Company’s planned acquisition of Alberta Investments, Inc. and Alliance Haulers, Inc. and the financing of that acquisition and the effects the transaction would have on the Company.  Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct.  Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete’s business; adverse weather conditions; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates.  Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  These risks, as well as others, are discussed in greater detail in U.S. Concrete’s filings with the Securities and Exchange Commission, including U.S. Concrete’s Annual Report on Form 10-K for the year ended December 31, 2005.

(Tables Follow)

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except per share amounts)
 (Unaudited)

	Three Months Ended March 31

	2006	2005

Sales	$139,594	$92,499
Cost of goods sold before depreciation, depletion and amortization	120,796	83,951
Selling, general and administrative expenses	15,434	12,495
Depreciation, depletion and amortization	4,176	3,077

Loss from operations	(812)	(7,024)
Interest income	696	190
Interest expense	4,632	4,507
Other income, net	387	170

Loss before income taxes	(4,361)	(11,171)
Income tax benefit	(1,660)	(4,692)

Net loss	$(2,701)	$(6,479)

Basic and diluted net loss per share	$(0.08)	$(0.23)

Basic and diluted common shares outstanding	33,669	28,529

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
 (In thousands)
 (Unaudited)

	March 31, 2006	December 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$109,178	$23,654
Trade accounts receivable, net	78,419	87,654
Inventories, net	24,608	23,677
Prepaid expenses	4,165	2,401
Other current assets	13,907	13,154

Total current assets	230,277	150,540

Properties, plant and equipment, net	149,584	149,637
Goodwill	182,856	181,821
Other assets	11,479	12,045

Total assets	$574,196	$494,043

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$390	$1,126
Accounts payable	36,011	49,144
Accrued liabilities	43,087	37,469

Total current liabilities	79,488	87,739

Long-term debt, net of current maturities	200,450	200,445
Other long-term liabilities and deferred credits	5,039	4,997
Deferred income taxes	17,153	15,941

Total liabilities	302,130	309,122

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	39	30
Additional paid-in capital	265,678	172,857
Retained earnings	13,930	16,918
Treasury stock, at cost	(965)	(945)
Deferred compensation	(6,616)	(3,939)

Total stockholders’ equity	272,066	184,921

Total liabilities and stockholders’ equity	$574,196	$494,043

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:	$645	$1,886
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment, net of disposals of $1,056 and $506	(4,342)	(4,025)
Payments for acquisitions	—	(1,000)
Other investing activities	425	(40)

Net cash used by investing activities	(3,917)	(5,065)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of borrowings	(731)	—
Proceeds from issuance of common stock	84,812	—
Proceeds from issuance of common stock under compensation plans	3,630	73
Excess tax benefits from stock-based compensation	1,105	—
Purchase of treasury shares	(20)	—

Net cash provided by financing activities	88,796	73

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	85,524	(3,106)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	23,654	39,707

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$109,178	$36,601

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
(In thousands, unless otherwise noted; unaudited)

          We report our financial results in accordance with generally accepted accounting principles (“GAAP”).  However, our management believes that certain non-GAAP performance measures and ratios, which our management uses in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods.  See the table below for (1) presentations of our EBITDA, EBITDA margin, Net Debt and Free Cash Flow for the three months ended March 31, 2006 and March 31, 2005 and (2) corresponding reconciliations to GAAP financial measures for the three months ended March 31, 2006 and March 31, 2005.  We have also included in the tables below certain Ready-Mixed Concrete Statistics for the three months ended March 31, 2006 and March 31, 2005.

          We define EBITDA as our net income (loss) plus the provision (benefit) for income taxes, net interest expense, loss on early extinguishment of debt and noncash goodwill impairments, depreciation, depletion and amortization.  We define EBITDA margin as the amount determined by dividing EBITDA by total sales.  We have included EBITDA and EBITDA margin in the accompanying tables because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies.  We also use EBITDA to monitor and compare the financial performance of our operations.  EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures.  In addition, our presentation of EBITDA may not be comparable to similarly titled measures other companies report.

          We define Free Cash Flow as cash provided by operations less capital expenditures for property, plant and equipment, net of disposals.  We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.

          We define Net Debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents.  We believe that Net Debt is useful to investors as a measure of our financial position.

          Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005

Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$89.83	$83.86
Volume in cubic yards (in thousands)	1,272	837
EBITDA reconciliation:
Net loss	$(2,701)	$(6,479)
Income tax benefit	(1,660)	(4,692)
Interest expense, net	3,936	4,317
Depreciation, depletion and amortization	4,176	3,077

EBITDA	$3,751	$(3,777)

EBITDA margin	2.7%	(4.1)%
Free Cash Flow reconciliation:
Net cash provided by operations	$645	$1,886
Less capital expenditures, net of disposals of $1,056 and $506	(4,342)	(4,025)

Free Cash Flow	$(3,697)	$(2,139)

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations	$200,840	$201,571
Less cash and cash equivalents	109,178	23,654

Net Debt	$91,662	$177,917

          The expected EBITDA used in this news release of approximately $19 million to $22 million in the second quarter of 2006 is calculated as follows:  net income (estimated to be approximately $7 million to $9 million), plus the provision for income taxes (estimated to be approximately $4 million to $5 million), net interest expense (estimated to be approximately $3 million to $4 million) and noncash goodwill impairments, depreciation, depletion and amortization (estimated to be approximately $4 million to $5 million).  All amounts provided in this paragraph have been rounded to the nearest million dollar amount.

          The expected EBITDA used in this news release of approximately $70 million to $75 million in the full year 2006 is calculated as follows:  net income (estimated to be approximately $21 million to $25 million), plus the provision for income taxes (estimated to be approximately $14 million to $16 million), net interest expense (estimated to be approximately $16 million) and noncash goodwill impairments, depreciation, depletion and amortization (estimated to be approximately $18 million to $19 million).  All amounts provided in this paragraph have been rounded to the nearest million dollar amount.

SOURCE  U.S. Concrete, Inc.
          -0-                                        05/10/2006
          /CONTACT:  Robert D. Hardy, CFO of U.S. Concrete, Inc., +1-713-499-6222/
          /Web site:  http://www.us-concrete.com /